Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Select Bancorp, Inc.

Dunn, North Carolina

We consent to the use of our report dated March 20, 2014, with respect to the consolidated financial statements of Select Bancorp, Inc. and Subsidiary, reporting for the former New Century Bancorp, Inc., as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

October 1, 2014